EXHIBIT 99.1

Bruton Retires From CommunityONE Bank, N.A.

ASHEBORO, N.C., Dec. 22, 2010 (GLOBE NEWSWIRE) -- FNB United Corp. (Nasdaq:FNBN), the holding company for CommunityONE Bank, National Association, announced today that William S. Bruton, the bank's Chief Credit Officer, will retire effective December 31, 2010. Mr. Bruton has served in this position from 1995 until the present.  R. Larry Campbell, Interim President and CEO, offered thanks and appreciation to Mr. Bruton for his 23 years of service to the bank.

David C. Lavoie has been appointed as the bank's new Chief Credit Officer. Mr. Lavoie will assume his responsibilities on December 22, 2010. Mr. Lavoie has 25 years' experience in banking, with extensive risk management expertise in consumer and commercial real estate acquired while with a large, nationwide commercial bank.   His specialized skills will be advantageous as he directs the bank's credit department. He will work with both bank staff and customers to address the effects on loans and lending caused by the recession in the commercial and residential real estate markets.

FNB United Corp. is the Asheboro, North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank's subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these subsidiaries, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address FNB United's expected future business and financial performance, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," or "will."  These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially.  These risks and uncertainties include risks of managing growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, difficulties encountered in complying with regulatory directives, including those related to capital requirements, and loss of deposits and loan demand to other financial institutions.  Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United's filings with the Securities and Exchange Commission.  FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:  FNB United Corp.
          R. Larry Campbell, Interim President/CEO
          336-626-8320